ARTICLES OF INCORPORATION

                     Principal Mutual Life Insurance Company
                     711 High Street DES MOINES, IOWA 50392

                AMENDED AND SUBSTITUTED ARTICLES OF INCORPORATION
                                   AS AMENDED
                             Effective July 1, 1991

                                   ARTICLE I.

The name of the corporation shall be Principal Mutual Life Insurance Company, by which name (or by the names Bankers Life Company and Princor Mutual Life Insurance Company which it may use in its discretion and where permitted continue to use or adopt) it shall do business and shall have and retain all its property, rights and privileges.

                                   ARTICLE II.

The corporation shall be located and have its principal place of business in the city of Des Moines, Polk County, lowa. The principal office of the corporation is the registered office, and the President is the registered agent of the company.

                                  ARTICLE III.

The purpose of this corporation are and it shall have full power to engage in, pursue, maintain and transact a general life, health and accident insurance and annuity business, and to insure other risks, perform other services and engage in other businesses allowed by law. It may issue participating or nonparticipating contracts. It shall further have the power to enter into contracts with respect to proceeds of such insurance, to accept and reinsure risks, to enter into coinsurance agreements, to issue and perform policies and contracts of all types, including but not limited to individual and group, to act as trustee or advisor in any capacity, and to offer all services, including those of a financial accounting or data processing nature, to all persons, partnerships, corporations and other business organizations, directly or indirectly incidental to its business. It shall have all the rights, powers and privileges granted or permitted by the Constitution and laws of the state of Iowa governing the conduct of insurance companies and by Titles XIX and XX of the Code of Iowa 1966 and all acts amendatory thereof or additional thereto.

The corporation shall be empowered: To sue and be sued, complain and defend, in its corporate or assumed name, to have a corporate seal which may be altered at pleasure, and to use the same by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced; to purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use and otherwise deal in and with, real or tangible or intangible personal property, or any interest therein, wherever situated; to sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets; to lend money to, and otherwise assist its employees, agents, officers and directors unless prohibited by law; to purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares, options, warrants or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district or municipality or of any instrumentality thereof unless prohibited by law; to make contracts and guaranties and incur liabilities; to lend and borrow money for its corporate purposes, invest and reinvest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested; to acquire or organize subsidiaries; to conduct its business, carry on its operations, and have offices and exercise the powers granted in any state, territory, district, or possession of the United States, or in any foreign country; to make donations for the public welfare, and for religious, charitable, scientific or educational purposes; to pay pensions and establish pension plans, pension trusts, profit-sharing plans and other incentive, insurance and welfare plans for any or all of its directors, officers, agents and employees; to enter into general partnerships, limited partnerships, whether the corporation be a limited or general partner, joint ventures, syndicates, pools, associations and other arrangements for carrying on any or all of the purposes for which the corporation is organized, jointly or in common with others; to indemnify officers, directors, employees and agents, as allowed by law, subject to such limitations as may be established by the Board of Directors; and to have and exercise all powers necessary or convenient to effect any or all of the purposes for which the corporation is organized.

                                   ARTICLE IV.

The corporation shall have perpetual existence and succession.

                                   ARTICLE V.

The private property of the members, directors and other officers and managers of this corporation shall in no case be liable for the corporate debts, but shall be exempt therefrom.

                                   ARTICLE Vl.

The corporate powers of the corporation shall be exercised by the Board of Directors, and by such officers and agents as the Board may authorize, elect or appoint. The Board of Directors shall consist of not less than nine (9) nor more than twenty-one (21) directors, the number to be determined from time to time by a majority of the entire Board of Directors. The directors shall be divided into three classes, as nearly equal numerically as possible, determined by terms expiring in successive years. Each director shall serve a term of approximately three years except as otherwise provided or where it is necessary to fix a shorter term in order to preserve classification. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall serve until a successor is elected and shall be eligible for re-election. The Board of Directors shall have the power to fill any vacancy in their number. The term of office of each director shall begin at the annual meeting at which such director is elected by the members or at the time elected by the Board of Directors. The term of office of each director shall not extend beyond the annual meeting next following the date such director attains age 70, or such younger age as may be established for all directors by the Board of Directors, except that the terms of directors holding office prior to the annual meeting in 1984 may extend to the annual meeting next following the date such director attains age 72 and except that for officer-directors, other than one who is or has been Chief Executive Officer, the term as a director shall not extend beyond the annual meeting next following the date such director retires as an active officer of this corporation. Directors need not be members.

The Board of Directors shall have the power to adopt such By-Laws and rules and regulations for the transaction of the business of the corporation not inconsistent with these Amended and Substituted Articles or the laws of the state of Iowa, and to amend or repeal such By-Laws, rules and regulations. The By-Laws shall provide procedures for the nomination and election of directors. The Board of Directors may fix reasonable compensation of the directors for their services. The Board of Directors shall elect from their number at the first board meeting after the annual meeting of the corporation a President, and shall authorize, elect or appoint at such first meeting or at any meeting thereafter such other officers, agents or committees as in their judgment may be necessary or advisable.

A director of this corporation shall not be personally liable to the corporation or its members for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the director's duty of loyalty to the corporation or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for a transaction from which the director derives an improper personal benefit. The liability of directors shall be deemed further limited or eliminated to the fullest extent permitted by changes in the law governing this corporation and approved by a majority of the entire Board of Directors. Any repeal or modification of the provisions of this paragraph shall not adversely affect the duty, liability, rights or protection of a director existing at the time of such repeal or modification.

                                  ARTICLE Vll.

The annual meeting of this corporation shall be held at the Home Office in Des Moines, lowa, on the third Monday in May of each year for the election of a director or directors and the transaction of any other business properly coming before the annual meeting.

Special meetings of the corporation may be called by the directors at any time and shall be so called upon the written request of five per cent (5%) of the members, which request shall specify the matters proposed to be acted upon.

Notice of the time and place of each annual and each special meeting shall be published at least one time in a newspaper of general circulation in the city where the meeting is to be held not less than 30 nor more than 90 days prior to the date of the meeting. No person shall be elected a director by the members at any meeting except an annual meeting and then only if duly nominated in accordance with the requirements of the By-Laws and named in the notice of the annual meeting as a nominee for the class of director to be so elected. Each notice of a meeting shall state the purpose of the meeting. These Amended and Substituted Articles may be amended at any meeting only if the notice of the meeting describes or sets out the proposed amendment.

At every annual or special meeting each member shall be entitled to one vote, to be cast by ballot signed by such member and mailed or personally delivered by such member to the Home Office. The Secretary of the corporation will, during any 60 consecutive regular business days immediately preceding the date of the annual or any special meeting, give or mail to each member making a request therefor a ballot, and shall if the Board of Directors so direct mail a ballot to each member. No ballot received in any manner after the adjournment of any such meeting, or which in not signed by a member, shall be counted upon matters acted upon at the meeting. There will be no cumulative voting by proxy,

                                  ARTICLE VIII.

This corporation shall have no capital stock, but shall be purely mutual as a legal reserve company.

                                   ARTICLE IX.

Except as otherwise provided in this Article, each person who, and each entity which, is regarded as present owner under the provisions of an original contract of insurance or annuity issued by this corporation, or, absent determination by such provisions, under the By-Laws or rules of the corporation, shall be a member of this corporation and entitled to the privileges of such member as defined herein, in the By-Laws or in the contract of insurance or annuity, but so long only as the said original contract of insurance or annuity has not matured or been surrendered and remains in force. The membership privileges of those issued an original contract of insurance or annuity on or before April 8, 1980, but not the owner on that date, shall be preserved.

                                   ARTICLE X.

These Articles of Incorporation may be amended at any annual meeting, or any special meeting called for that purpose, upon notice given as required by
Article VII, upon a majority vote in favor of the amendment cast by the members voting at such meeting by ballot or in person. The amendment shall be binding upon all members of the corporation. Any amendment will not affect contracts of the members nor terminate rights, powers, privileges, and franchises of the corporation existing as of the time of amendment.